Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI

May 1, 2026	TRADED: Nasdaq

THE MARZETTI COMPANY COMPLETES ACQUISITION OF BACHAN’S, INC.

WESTERVILLE, Ohio, May 1 - The Marzetti Company (Nasdaq: MZTI) announced today the successful completion of its acquisition of Bachan’s, Inc., the fast-growing Japanese Barbecue Sauce brand known for its delicious, authentic, clean-label products. The transaction reinforces Marzetti’s expanding position in the sauce category and is expected to provide additional opportunities for growth through our retail and foodservice distribution network, supply chain capabilities, and culinary expertise. Bachan’s net sales for the twelve months ended December 31, 2025, were approximately $87 million. The $400 million purchase price for the transaction was financed with cash on hand and a $200 million term loan.

CEO Dave Ciesinski commented, “We are thrilled to welcome the Bachan’s team to the Marzetti family. This acquisition is a strategic extension of our portfolio that will further strengthen Marzetti’s position in the condiment and sauce category. Bachan’s is a premium brand that celebrates food and family and is a natural complement to Marzetti’s portfolio of flavorful products made from family recipes. We are excited to partner with the Bachan’s team to broaden distribution, support product innovation, and thoughtfully extend the brand into new channels and adjacent categories.”

Bachan’s founder Justin Gill remarked, “Bringing Bachan’s to this point has been an incredibly meaningful journey—one rooted in my family’s legacy and a dream that started in childhood. As we officially join The Marzetti Company, I am proud of what our team has built and excited for what lies ahead. With Marzetti’s support, we are well positioned to continue growing Bachan’s and sharing our flavors with even more people.”

“What makes this partnership so compelling is our alignment in values,” Gill added. “Bachan’s has always been deeply personal to me, and it was essential to find a home that respects both our heritage and our vision. Marzetti has proven to be that partner. I am grateful for the care they have shown throughout this process and energized for this next chapter as we build the future of Bachan’s together.”

About The Marzetti Company

The Marzetti Company is a manufacturer and marketer of specialty food products for the retail and foodservice channels. Our retail brands and products include Marzetti® dressings and dips; New York Bakery™ garlic breads; and Sister Schubert’s® dinner rolls in addition to a growing portfolio of exclusive license agreements that includes Olive Garden® dressings; Chick-fil-A® sauces and dressings; Buffalo Wild Wings® sauces; Arby’s® sauces; Subway® sauces; and Texas Roadhouse® steak sauces and dinner rolls. In the foodservice channel, we supply sauces, dressings, breads and pasta to many of the top restaurant chains in the United States.

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About Bachan’s

Bachan’s is a leading Japanese-American flavor brand founded by Justin Gill. Launched in 2019 and headquartered in Sebastopol, CA, Bachan’s was born from Justin’s multi-generational family barbecue sauce recipe that was passed down to him by his bachan (grandma). Growing up, this sweet and savory sauce was always the centerpiece of family meals and gatherings. Now, this original family recipe has inspired the bold, fresh, umami flavor and clean ingredients in all of Bachan’s sauces, and Bachan’s is honored to continue this tradition. Bachan’s collection of barbecue sauces and dipping sauces are made in the way you would for your own family with high quality, non-GMO ingredients and minimal processing. To learn more, visit www.bachans.com or follow Bachan’s on X, Facebook, Instagram or TikTok.

Transaction Advisors

Goldman Sachs & Co. LLC acted as exclusive financial advisor to The Marzetti Company and King & Spalding LLP acted as legal counsel. Centerview Partners LLC acted as exclusive financial advisor to Bachan’s, Inc. and Wachtell, Lipton, Rosen & Katz LLP served as legal counsel.

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully integrate the acquired Bachan’s, Inc. business and achieve operational and financial performance objectives;

•	dependence on a wide array of critical third parties to support our operations, including contract manufacturers, distributors, logistics providers and IT vendors;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	fluctuations in the cost and availability of ingredients and packaging;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	dependence on key personnel and changes in key personnel;

•	changes in our cash flow or use of cash in various business activities; and

•

risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com

Alysa Spittle
Senior Director, Communications
The Marzetti Company
Email: Alysa.spittle@marzetti.com